Exhibit 8(d)

November 3, 2006

RAIT Investment Trust

1818 Market Street, 28th Floor

Philadelphia, Pennsylvania 19103

Ladies and Gentlemen:

We have acted as legal counsel to Taberna Realty Finance Trust, a Maryland real estate investment trust (the “Company”), in connection with the merger (the “Merger”) of RT Sub Inc., a Maryland corporation (“Merger Sub”) and subsidiary of RAIT Investment Trust, a Maryland real estate investment trust (“Parent”) with and into the Company pursuant to the Agreement and Plan of Merger, dated as of June 8, 2006 (the “Merger Agreement”) by and among Parent, Merger Sub, and the Company. In connection therewith, the Company has requested our opinion regarding the qualification of the Company as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”). Capitalized terms used and not otherwise defined herein shall have the meanings given to them in the Form S-4 Registration Statement of Parent, File No. 333-136197, filed on August 1, 2006, as amended by Amendment No. 1, filed on September 13, 2006, Amendment No. 2, filed on October 11, 2006, and Amendment No. 3, filed on November 3, 2006 with the Securities and Exchange Commission (the “SEC”), under the Securities Act of 1933, as amended (together with any amendments thereto, the “Registration Statement”).

The opinion set forth in this letter is based on relevant provisions of the Code, Treasury Regulations promulgated thereunder, interpretations of the foregoing as expressed in court decisions, legislative history, and existing administrative rulings and practices of the Internal Revenue Service (“IRS”) (including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, and which may result in a modification of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary determination by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

In rendering the opinion expressed herein, we have examined and relied, with your consent, upon the following items:

1.	the Articles of Amendment and Restatement of the Company as filed with the Maryland State Department of Assessments and Taxation on April 27, 2005;

2.	the Bylaws of the Company;

3.	the Certificate of Representations dated as of the date hereof, provided to us by the Company (the “Certificate of Representations”);

4.	the Merger Agreement;

5.	the Registration Statement; and

6.	such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinions referred to in this letter.

In our examination of the foregoing documents, we have assumed, with your consent, that (i) all documents reviewed by us are original documents, or true and accurate copies of original documents, and have not been subsequently amended, (ii) the signatures of each original document are genuine, (iii) each party who executed the document had proper authority and capacity, (iv) all representations and statements set forth in such documents are true and correct, (v) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms, and (vi) the Company will at all times operate in accordance with the terms of such documents.

For purposes of rendering the opinion stated below, we have also assumed, with your consent, (i) the accuracy of the factual representations contained in the Certificate of Representations and that each factual representation contained in such Certificate of Representations to the best of the Company’s knowledge is accurate and complete without regard to such qualification as to knowledge and (ii) no action will be taken following the Merger that is inconsistent with the Company’s qualification as a REIT.

Based upon and subject to the foregoing, we are of the opinion that commencing with its taxable year ended December 31, 2005, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its proposed method of operation (as represented in the Certificate of Representations) will enable it to continue to so qualify.

The opinion set forth above represents our conclusions based upon the documents, facts, representations and assumptions referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations or assumptions could affect the opinion set forth herein. Moreover, the Company’s qualification as a REIT with respect to any taxable year has depended and will depend upon the Company’s ability to meet for such taxable year, through actual annual operating results, requirements under the Code regarding income, assets, distributions and diversity of stock ownership. We have not undertaken, and will not undertake, to review the Company’s compliance with these requirements. Accordingly, no assurance can be given that the actual results of the Company’s operations for any taxable year have satisfied or will satisfy the tests necessary to qualify as a REIT under the Code. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter or the Certificate of Representations.

The opinion set forth in this letter is (i) limited to those matters expressly covered and no opinion is expressed in respect of any other matter; (ii) as of the date hereof; and (iii) rendered by us at the request of the Company. We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/    CLIFFORD CHANCE US LLP

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